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                                                  ------------------------------
                                                          OMB APPROVAL
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                                                  OMB Number:          3235-0362
                                                  Expires:      January 31, 2005
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                                                  hours per response.........1.0
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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

| |  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Ehrlich                            Robert                        S.
-------------------------------------------------------------------------------
   (Last)                          (First)                    (Middle)

                           c/o Arotech Corporation
                                   632 Broadway
-------------------------------------------------------------------------------
                                    (Street)

 New York                          New York                    10012
-------------------------------------------------------------------------------
   (City)                           (State)                     (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Electric Fuel Corporation d/b/a Arotech Corporation (ARTX)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Title: Chairman, President and CEO
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                       2A.          3.           Disposed of (D)                Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)            Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------ at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)            of Issuer's    Indirect  Beneficial
Title of Security           Date       any                                       or             Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)  Code     V        Amount      (D)    Price   (Instr. 3 & 4) (Instr.4) (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                07/01/02                  M               50,000       A   $0.7300   371,285        D
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      22,000        I   By children
                                                                                                                    or as custodian
                                                                                                                    for children(1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      52,568        I   By Red Lion
                                                                                                                    Enterprises
                                                                                                                    Inc. (2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     242,313        I   Pension Plan
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     688,166
                                                                                                 ========

===================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   ity     yy)      yy)     CODE  V    (A)    (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Stock option
Right                                                                           Common
to Buy)    $2.5000                                            2/15/00   4/22/05 Stock     22,167  $0.0000  22,167    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $3.3750                                           10/29/98  10/29/08 Stock     75,000  $0.0000  75,000    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $2.6875                                           12/29/98  12/29/03 Stock     89,400  $0.0000 89,400     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.3750                                          10/31/00   10/31/09 Stock     19,000  $0.0000  19,000    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.3750                                           7/26/01   10/31/09 Stock     14,250  $0.0000  14,250    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.3750                                           7/26/02  10/31/09  Stock     14,250  $0.0000  14,250    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $4.6875 6/13/02             J(3)         133,334 12/29/00  12/29/10  Stock    133,334  $0.0000      0     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $4.6875 6/13/02             J(3)         133,333 12/29/01  12/29/10  Stock    133,333  $0.0000       0    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $4.6875 6/13/02             J(3)         133,333 12/29/02  12/29/10  Stock    133,333  $0.0000       0    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.4300                                          12/31/01  10/23/11  Stock     91,667  $0.0000  91,667    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.4300                                          12/31/02  10/23/11  Stock     91,667  $0.0000  91,667    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.4300                                          12/31/03  10/23/11  Stock     91,666  $0.0000  91,666    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.4300                                          12/31/01   8/24/11  Stock    100,000  $0.0000 100,000    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.4300                                          12/31/02   8/24/11  Stock     66,000  $0.0000  66,000    D
-----------------------------------------------------------------------------------------------------------------------------------


Stock option
(Right                                                                          Common
to Buy)    $1.3000                                          12/31/01  12/31/11  Stock     72,500    (4)    72,500    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $1.4200   4/1/02            I    62,625          04/1/02   04/01/12   Stock     62,625     (4)   62,625   D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $0.7300   7/1/02         I, M    62,625  50,000  07/1/02   07/01/12   Stock     62,625     (4)   12,625   D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $0.8500                                          10/1/02   10/01/12  Stock      62,625     (4)   62,625  D
-----------------------------------------------------------------------------------------------------------------------------------
Stock option
(Right                                                                          Common
to Buy)    $0.6100                                        01/01/03    01/01/13  Stock       62,625    (4)   62,625   D
                                                                                                            -------
                                                                                                           948,067
                                                                                                            =======
===================================================================================================================================

Explanation of Responses:
(1) Of the total of 22,000 shares reported, 6,000 shares are held by Mr. Ehrlich as custodian for, and 16,000 shares are held directly by, children of Mr. Ehrlich sharing the same household. Mr. Ehrlich disclaims beneficial ownership of all of such securities.
(2)  Mr. Ehrlich's wife is a trustee of Red Lion Enterprises, Inc.
(3)  Mr. Ehrlich abandoned these options on the date indicated.
(4) Beginning in May 2001, Mr. Ehrlich agreed to forego, each month, part of his base salary in exchange for, each month, options to purchase stock of the issuer, at a rate of 2.5 options for each dollar of salary, on the terms specified above.





/s/ Robert S. Ehrlich                                            02/14/03
---------------------------------------------            -----------------------
**Signature of Reporting Person                                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




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